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Exhibit 10(c)(c)

[LETTERHEAD]

To Michael Winkler	From Carly Fiorina	Subject Supplemental Incentive	Date October 4, 2004

PERSONAL & CONFIDENTIAL

Dear Michael,

As a valued member of the Executive Council, your continued leadership is critical to our success. This is particularly true as we continue to solidify our organizational capabilities and customer focus to ensure that we become the world's best technology company of choice. Now more than ever, I need your knowledge, leadership, and calming influence to help propel us in our journey.

In recognition of your unique role, I am pleased to offer you the follow incentive:

1.
Immediate annual base salary increase to $775,000 (from $700,000) effective August 15, 2004.
(making this retroactive to the beginning of the first pay period that you took the job)

2.
Immediate bonus opportunity target increase to 125% (from 100%).

3.
A $1,000,000 retention cash incentive that will be paid out at the end of May 2005.

a.
HP will also pay an additional bonus of $250,000 per quarter for every quarter that you stay after May 1, 2005 until April 30, 2006.

4.
In addition to the commitment that I made to payout your 2003-2006 Long Term Performance Cash (LTPC) at target (or higher if HP exceeds target during the performance period that you were an active employee), I will also guarantee 50% payment at target for the 2004-2007 LTPC plan. This amounts to an additional $858,685. Of course, this and the other payments will be made less applicable tax deductions.

a.
HP will also pay an additional $429,343 of the 2004-2007 LTPC, for every half that you stay after May 1, 2005 until April 30, 2006.

This memo confirms our understanding and replaces the previous memo dated August 11, 2004.

Mike, again, I am pleased to have you as part of the leadership team and look forward to the great success we are confident we will achieve.

Regards,

/s/ Carly Fiorina

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  Exhibit 10(c)(c)